Exhibit 99.1

LaBranche & Co Inc.

Jeffrey M. Chertoff

Senior Vice President & Chief Financial Officer

(212) 425-1144

FOR IMMEDIATE RELEASE

Financial Dynamics

Investors: Michael Polyviou/Theresa Kelleher

Media: Brian Maddox/Scot Hoffman

(212) 850-5600

LABRANCHE & CO INC. ELECTS ROBERT E. TORRAY TO BOARD OF DIRECTORS

NEW YORK, New York, October 7, 2005 – LaBranche & Co Inc. (NYSE:LAB) today announced the election of Robert E. Torray as a member of its Board of Directors and his appointment as a member of its Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.  His appointment is effective October 7, 2005.

Mr. Torray, 68, has over 44 years experience in the investment business and is an executive officer of Torray LLC, which owns Robert E. Torray & Co., Inc., an institutional investment management firm, The Torray Corporation, a mutual fund management company, and TEL Corp., a private hedge fund.  Mr. Torray is also a member of the Board of Directors of CarrAmerica Realty Corporation, a publicly-traded real estate investment trust.  Mr. Torray received his Bachelor of Arts degree from Duke University.

Founded in 1924, LaBranche is a leading specialist and market-maker in equities, options and exchange-traded funds (“ETFs”) on major securities exchanges. LaBranche acts as a specialist and market-maker for more than 680 companies, 30 of which are in the S&P 100 Index and 106 of which are in the S&P 500 Index.  In addition, LaBranche is a specialist and market-maker in U.S.-listed ETFs and is a specialist in over 500 classes of equity and index options.

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